QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.4

CERTIFICATE OF DESIGNATION
OF
SERIES A JUNIOR PREFERRED STOCK
OF
ACTIVISION, INC.

Pursuant to Section 151 of the Delaware
General Corporation Law

        I, Robert A. Kotick, the Chairman and Chief Executive Officer of Activision, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "Company"), in accordance with the provisions of Section 151 of such law, DO HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company, as amended, the Board of Directors on December 12, 2001 adopted the following resolution:

        "RESOLVED, that, pursuant to Section 151(g) of the Delaware General Corporation Law and the authority vested in the Board of Directors of the Company in accordance with the provisions of ARTICLE FOURTH of the Amended and Restated Certificate of Incorporation of the Company, as amended, 750,000 shares of Preferred Stock are hereby designated as Series A Junior Preferred Stock, and the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series and the qualifications, limitations and restrictions shall be identical in all respects to those of the Series A Junior Preferred Stock authorized by the Amended and Restated Certificate of Incorporation of the Company, as amended."

        IN WITNESS WHEREOF, I have executed and subscribed this Certificate of Designation and do affirm the foregoing as true under the penalties of perjury this 27th day of December, 2001.

/s/ ROBERT A. KOTICK

		Name:	Robert A. Kotick
		Title:	Chairman and Chief Executive Officer
ATTEST:
/s/ GEORGE ROSE

Name:	George Rose
Title:	Secretary

QuickLinks

CERTIFICATE OF DESIGNATION OF SERIES A JUNIOR PREFERRED STOCK OF ACTIVISION, INC.